Investor Contact:
Keith W. Jones
Chief Financial Officer
(781) 933-2020
POLYMEDICA REPORTS RESULTS FOR FISCAL 2006 FIRST QUARTER
Woburn, Massachusetts – (August 9, 2005) – PolyMedica Corporation (NASDAQ/NM: PLMD) announced today its financial results for the fiscal 2006 first quarter ended June 30, 2005.
Fiscal 2006 First Quarter Results
Net revenues for the quarter ended June 30, 2005, were $117.8 million compared with $114.8 million for the quarter ended March 31, 2005, and $111.1 million for the quarter ended June 30, 2004. Net income for the quarter was $12.2 million, or $0.43 per diluted share, compared with $11.7 million, or $0.41 per diluted share, for the quarter ended March 31, 2005, and $13.8 million, or $0.50 per diluted share, for the prior year period. Cash flow from operations in the fiscal 2006 first quarter was $16.9 million compared with $16.2 million for the fiscal 2005 first quarter.
Commenting on the Company’s quarterly results, President and Chief Executive Officer Patrick Ryan said, “Our solid first quarter performance sets the stage for an excellent year, reflecting the strength of our core business and the growth initiatives we have in place. We see opportunities in the marketplace to expand our business and gain shareholder value by leveraging our balance sheet.”
Subsequent to the close of the first fiscal quarter, the Company completed its modified “Dutch Auction” tender offer to purchase up to $150 million of its outstanding common stock. As a result of the tender offer, the Company purchased 4,000,000 shares at a purchase price of $37.50 per share, for a total cost of $150 million, or 14.2% of the Company’s 28,254,431 shares issued and outstanding as of July 8, 2005. Immediately following the completion of the tender offer, there were 24,254,431 shares of PolyMedica common stock issued and outstanding.
In addition, the Company announced today that it is exploring opportunities to dispose of its respiratory business. Commenting on the Company’s decision to exit the respiratory business, Patrick Ryan, said, “Reimbursement rates for respiratory medications have been reduced dramatically and have caused financial results in that segment to be weak. Weakness in the respiratory segment has negatively impacted our consolidated results and has obscured the underlying strength of our core diabetes and mail-order pharmacy businesses. Future reimbursement rates remain uncertain, and, as a result, we have made the decision to exit the respiratory business.”
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PLMD Reports Results for Fiscal 2006 First Quarter

August 9, 2005
Conference Call and Replay
PolyMedica management will host a conference call and live webcast today, Tuesday, August 9, 2005, at 11:00 a.m. Eastern time to discuss the Company’s financial results. The number to call for this interactive conference call is 866-503-1965. A 90-day online replay will be available beginning approximately one hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.polymedica.com or at www.earnings.com.
About PolyMedica
PolyMedica Corporation is a leading provider of healthcare products and services to patients suffering from chronic diseases. With over 700,000 active patients, the Company is the nation’s largest provider of blood glucose testing supplies and related services to people with diabetes. In addition, PolyMedica provides its patients with a full range of prescription medications through Liberty’s mail-order pharmacy. By communicating with patients on a regular basis, providing the convenience of home delivery, and submitting claims for payment directly to Medicare and other insurers on behalf of their patients, Liberty provides a simple and reliable way for patients to obtain their supplies and medications and encourages compliance with their physicians’ orders. More information about PolyMedica can be found on the Company’s website at www.polymedica.com.
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, rules and regulations promulgated under the Act, unanticipated changes in Medicare reimbursement, outcomes of government reviews, inquiries and investigations and related litigation, continued compliance with government regulations, fluctuations in customer demand, management of rapid growth, competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2005. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.
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PLMD Reports Results for Fiscal 2006 First Quarter

August 9, 2005
POLYMEDICA CORPORATION
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended
	June 30,	June 30,	Dollar	Percent
	2005	2004	Change	Change

Net revenues	$117,754	$111,140	$6,614	6.0
Cost of sales	51,011	43,788	7,223	16.5

Gross margin	66,743	67,352	(609)	(0.9)
Selling, general and administrative expenses	47,792	45,618	2,174	4.8

Income from operations	18,951	21,734	(2,783)	(12.8)
Other income and expense	350	197	153	77.7

Income before income taxes	19,301	21,931	(2,630)	(12.0)
Income tax provision	7,141	8,158	(1,017)	(12.5)

Net income	$12,160	$13,773	$(1,613)	(11.7)

Diluted earnings per share	$0.43	$0.50	$(0.07)	(14.0)

Weighted average shares, diluted	28,443	27,527	916	3.3

Supplemental information on segment net revenues:
Liberty Diabetes	$83,170	$78,450	$4,720	6.0
Liberty Respiratory	10,759	15,782	(5,023)	(31.8)
Pharmaceuticals	23,825	16,908	6,917	40.9

Total net revenues	$117,754	$111,140	$6,614	6.0

Supplemental summarized information on cash flows:
Cash flows from operating activities	$16,949	$16,203	$746	4.6
Cash flows from investing activities (1)	5,132	(2,843)	7,975	280.5
Cash flows from financing activities	(3,986)	3,375	(7,361)	(218.1)

Net change in cash and cash equivalents	18,095	16,735	1,360	8.1
Beginning cash and cash equivalents	72,246	69,229	3,017	4.4

Ending cash and cash equivalents	$90,341	$85,964	$4,377	5.1

(1) Cash flows from investing activities include the following:
Net maturity/(net purchase) of marketable securities	$6,391	$150
Purchase of business assets and patient lists	$—	$(231)
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PLMD Reports Results for Fiscal 2006 First Quarter

August 9, 2005
POLYMEDICA CORPORATION
Consolidated Balance Sheets
(In thousands)

	June 30,	March 31,
	2005	2005
ASSETS
Current assets:
Cash and cash equivalents	$90,341	$72,246
Marketable securities	413	6,804
Accounts receivable, net	64,938	64,076
Inventories	32,979	29,758
Deferred income taxes	14,904	14,904
Prepaid expenses and other current assets	8,984	7,501

Total current assets	212,559	195,289

Property, plant and equipment, net	64,109	65,004
Goodwill	11,434	11,493
Patient lists, net	13,605	14,954
Direct response advertising, net	83,777	78,499
Other assets	1,903	503

Total assets	$387,387	$365,742

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$42,713	$31,623
Current portion, capital lease obligations	565	559

Total current liabilities	43,278	32,182

Capital lease, note payable and other obligations	3,016	3,112
Deferred income taxes	29,423	29,423

Total liabilities	75,717	64,717

Total shareholders’ equity	311,670	301,025

Total liabilities and shareholders’ equity	$387,387	$365,742

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